---DESCRIPTION>PRELIMINARY INFORMATION STATEMENT
          SECURITIES AND EXCHANGE COMMISSION
            Washington, D.C. 20549


               SCHEDULE 14C
       Information Statement pursuant to Section 14(c)
          Of the Securities Exchange Act of 1934
               (Amendment No. 1)


Check the appropriate box:
[X]   Preliminary Information Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by Rule 14c5(d)(2))
[ ]   Definitive Information Statement


             OPT SCIENCES CORPORATION
         (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):
[X]   No fee required
[  ]    Fee computed on table below per Exchange Act Rules 14c5(g)
      and 011

(1)   Title of each class of securities to which transaction applies:
      Common Stock $.25 par value
(2)   Aggregate number of securities to which transaction applies:
      213,000 (estimated) shares of common stock

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 011 (set forth the amount on which the filing fee is calculated and state how it was determined): $4.75 per share


(4)   Proposed maximum aggregate value of transaction:
      $1,012,000







               OPT SCIENCES CORPORATION
               1912 Bannard Street
               Post Office Box 221
               Riverton, New Jersey 080770221

               INFORMATION STATEMENT
               OF ACTION BY WRITTEN
               CONSENT OF STOCKHOLDERS


To Our Stockholders:
On September 1, 2004, the Board of Directors of Opt Sciences Corporation (the "Company") unanimously approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split ("Reverse Split") whereby all pre-split outstanding shares of the Company's currently outstanding $.25 par value common stock ("Old Common Stock") shall be reconstituted on the basis of one(1) new post-split share of $.25 par value common stock ("New Common Stock") for each currently outstanding Two Thousand (2,000) shares of Old Common Stock. On September 1, 2004, holders of more than two thirds of the Old Common Stock acted by written consent in lieu of a special meeting of stockholders to adopt the amendment to the Company's Certificate of Incorporation authorizing the Re-verse Split. The Reverse Split will be effective on filing the Certificate of Amendment to the Certificate of Incorporation with the Secretary of the State of New Jersey (the "Effective Date") which is scheduled to occur promptly after the date of the filing of the Definitive Information Statement on
Schedule 14C with the Securities and Exchange Commission (the "SEC") and the mailing of the Information Statement to the Stockholders. This Definitive Information Statement is being mailed on (Mailing Date), 2005 to all stock-holders of record as of the close of business on September 1, 2004, the "Record Date."
NEITHER THE SECURITIES AND EXCHANGE COMMISSION
NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE REVERSE SPLIT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED NOT TO SEND A PROXY. By Order of the Board of Directors:
Anderson L. McCabe
President
Riverton, New Jersey
(Mailing Date), 2005


I.   INTRODUCTORY STATEMENT

On September 1, 2004, the Board of Directors of the Company, a New Jersey corporation, unanimously approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split (the "Reverse Split") whereby all outstanding shares of the Company's currently outstanding Old Common Stock shall be reconstituted on the basis of one (1) share of New Common Stock for each currently outstanding two thousand (2,000) shares of Old Common Stock. At September 1, 2004 (the "Record Date"), 775,585 shares of Old Common Stock were outstanding. Each share is entitled to one vote. The Arthur J. Kania Trust and Arthur J. Kania are the controlling stockholders and own respectively 510,853 shares (66%) and 23,723 shares (3%) of the issued and outstanding Old Common Stock of the Company as of the Record Date. The consent of the holders of two-thirds of the issued and outstanding Old Common Stock is sufficient to approve the Reverse Split. After the Board meeting on September 1, 2004, the Trustee of the Arthur J. Kania Trust and Arthur J. Kania, together constitu-ting holder of 69% of the Old Common Stock, acted by written consent in lieu of a special meeting of stockholders to adopt that amendment to the Company's Certificate of Incorporation. The Reverse Split will be effective as of the date when the Certificate of Amendment is filed with the New Jersey Secretary of State. The Company's executive offices are located at 1912 Bannard Street, 0Riverton, NJ 08077-0221. The Company's telephone number is (856) 829-2800. The bid and asked prices for the Company's common stock are quoted on the OTC Pink Sheets quotation system of the National Association of Securities Dealers ("Pink Sheets"). The Company's stock symbol is OPST.PK.
The table below presents the range of closing bid quotations for the Company's common stock during the three most recent fiscal years.
               2004          2003         2002

             High   Low     High   Low    High   Low

First quarter.     $6.75    6.35   $7.25    7.25   5.95   4.95
Second quarter.    $7.50    6.55   $7.25    5.05   8.05   5.85
Third quarter.     $8.00    7.00   $6.25    5.05   8.70   8.00
Fourth quarter.    $7.00    6.30   $7.10    6.25   8.80   7.25

The prices presented are bid prices, which reflect interdealer transactions and do not include retail markups and markdowns or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions. The Company did not declare a common stock dividend in 2004 or 2003 and there is no dividend in arrears. The Company has declared a dividend only once in the last 30 years. At present, management anticipates that no dividend will be declared or paid with respect to the Company's common stock during the balance of calendar year 2005.

II.   SUMMARY TERM SHEET

This summary is qualified in its entirety by the more detailed information set forth elsewhere in this Information Statement and therefore this Information Statement should be read in its entirety.
 ? The reverse stock split.  Through an amendment to the Company's
   Certificate of Incorporation, all outstanding shares of the Company's Common Stock are being reconstituted on the basis of one
   (1) share of New Common Stock for each currently outstanding two thousand (2,000) shares of old Common Stock. See"SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - How the Reverse Split will be Implemented."

 ? Purposes for the Reverse Split.  The major reason for the Reverse
   Stock Split is to bring the number of holders of Common Stock below 300 so That the Company will no longer have the expense of filing reports with
   The    Securities and Exchange Commission ("SEC") and complying with the
   Sarbanes-Oxley Act ("Sarbanes-Oxley Act"). A second purpose is to provide stockholders owning fewer than 2,000 shares of Old Common Stock the opportunity to dispose of their stock easily and without having to pay brokerage commissions. Third, of the Company's 998 stockholders of record, the Company is unable to communicate with 565 stockholders, with mailings to them returned as undeliverable ("Lost Stockholders"). The Reverse
   Split will eliminate all but one of the Lost Stockholders. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Purposes of and Reasons for the Reverse Split."
 ? What you will receive. Holders of Common Stock who own two thousand or more shares of Old Common Stock will be entitled to receive one (1) share of New Common Stock for every two thousand shares of Old Common Stock they own. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - How the
   Reverse Split will be Implemented.".
 ? Fractional shares.  No certificate for fractional shares of New
   Common Stock will be issued. Instead, holders of fractional shares will be paid $4.75 per share of Old Common Stock that would otherwise become a fractional share as a result of the Reverse Split. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - How the Reverse Split will be Implemented."
 ? Going Private.  As noted above, a major reason for effecting he
   Reverse Stock Split is to bring the number of holders of Common
   Stock below 300 so that the Company will no longer have the expense of filing reports with the SEC and incurring the expenses resulting from complying with the Sarbanes-Oxley Act. Once the Reverse Split is effective, the Company will apply for termination of registration of the Company's common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Thereafter, the Company will no longer file quarterly and annual reports with the SEC and the Company may no longer conduct stockholder meetings at which stockholders will be entitled to exercise their voting rights. As a result of the Reverse Split, the Company's common stock will no longer be quoted on the Over-the-Counter
   Pink Sheets and stockholders owning less than 2000 shares prior to the Reverse Split will no longer have the right to participate in the ownership or economic rights of the Company.
 ? Why a Reverse Stock Split and Why Now. The Board of Direct considered alternatives to structuring the transaction as a reverse stock split, but decided that the reverse stock split format insured that the number of stockholders of the Company will be fewer than 300 following the transaction and accomplishes the transaction with transaction-related expenses that are reasonable relative to the size of the transaction and the anticipated savings. Major factors in the Board of Directors' decision to effect the reverse stock split at this time were the rapidly growing expenses of maintaining the registration of the Company's common stock under the Exchange Act and of complying with the Sarbanes-Oxley Act. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT-Purposes of and Reasons for the Reverse Split" and "SPECIAL FACTORS
   RELATING TO THE REVERSE SPLIT- Going Private Transaction Alternatives".
 ? Fairness of the Transaction. The Board of Directors and the Trustee of the Arthur J. Kania Trust (collectively the "Affiliated
   Parties")believe that the Reverse Split is fair to the Company's unaffiliated stockholders, including both those who will receive cash in lieu of fractional shares and those who will receive post-Reverse
   Split shares of the Company's common stock.  They consider the Reverse
   Split fair to the unaffiliated stockholders who will remain stockholders following the Reverse Split because they view the savings expected to result from termination of registration under the Exchange Act and from the reduction in the number of stockholders as more than offsetting the reduction in the amount of publicly-available financial information and any other benefit of having stock registered under the Exchange Act. In setting the price to be paid for fractional shares, they gave great weight to preliminary indications of fair value which the Company's financial advisor, Curtis Financial, LLP ("Curtis Financial") provided to the Company's legal counsel. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT- Fairness of the Transaction."
 ? Fairness of the Process. The Affiliated Parties believe that the standards for fairness of the process to unaffiliated shareholders are established by New Jersey corporate law and that the Company complied with all applicable New Jersey requirements.
 ? Vote required. Under New Jersey law, the amendment to the Certificate of Incorporation to accomplish the Reverse Split requires the affirmative vote of two thirds of the votes cast by all holders of Common Stock. As permitted under New Jersey law, the holders of two thirds of the shares entitled to vote have acted by written consent dated September 1, 2004. Therefore, the amendment has received sufficient votes to be effected. See"SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Background of the Reverse Split."
 ? Effective date. The Reverse Split is effective on the filing of the filing of the Certificate of Amendment which is expected to occur promptly after the filing of the Definitive Information Statement with the SEC on
   Schedule 14C and mailing of the Information Statement to stockholders of record. See"SPECIAL FACTORS RELATING TO THE REVERSE SPLIT -How the Reverse Split will be Implemented."
 ? Tax consequences. The issuance of the New Common Stock in exchange for the Common Stock will be treated as a tax-free recapitalization for federal income tax purposes. Accordingly, the exchange of shares will not result in the recognition of gain or loss to a stockholder, and the adjusted tax basis of a stockholder in the stock will not change. Stockholders who receive cash in lieu of fractional shares will recognize a capital gain or loss to the extent of the difference between the stockholder's tax basis in such shares and the amount of cash received in exchange therefor. See "THE EFFECTS OF THE REVERSE SPLIT; FAIRNESS; TAXES-Federal Income Tax Consequences."
 ? Dissenters' rights. New Jersey law does not provide dissenters' rights as the result of a reverse stock split. See OTHER INFORMATION -
   Lack of Appraisal Rights.
 ? Major Stockholders. The major stockholders after the Reverse Split will be The Arthur J. Kania Trust:255 shares (approximately 88%) and
   Arthur J. Kania:11 shares (approximately 3.8%) See "THE EFFECTS OF THE REVERSE SPLIT; FAIRNESS; TAXES - Effect of Reverse Split on Affiliated Parties." and "OTHER INFORMATION - Interest in Securities of the Company."
 ? Relationships among Affiliated Parties and conflicts of interest.
   All officers and directors of the Company and the principal stockholders are related parties. Arthur J. Kania is Director and Secretary of the Company. He was grantor of the Arthur J. Kania Trust which is the controlling shareholder. Anderson L. McCabe, President, Director and sole executive officer of the Company is a son-in-law of Arthur J. Kania
   Trust. Arthur J. Kania, Jr. is a Director of the Company, son of Arthur J. Kania, and a beneficiary of the Arthur J. Kania Trust. Arthur J. Kania is Senior partner of Kania, Lindner, Lasak and Feeney which provides legal Services to the Company. The spouse of Anderson L. McCabe provides consulting services to the Company. Rose Sayen, the Trustee of the Arthur J. Kania Trust, is an employee of Arthur J. Kania. See also
   "THE EFFECTS OF THE REVERSE SPLIT FAIRNESS; TAXES -Certain Relationships and Related Transactions."
 ? Receipt of cash. To receive cash and/or shares of New Common Stock pursuant to the Reverse Split, you should complete the enclosed Letter of Transmittal and return it together with your stock certificates to Stock Trans, Inc., the Company's Transfer Agent at the address shown on the Enclosed envelope. See also "THE EFFECTS OF THE REVERSE SPLIT; FAIRNESS; TAXES - Letter of Transmittal."

TABLE OF CONTENTS
                                                                Page No.
I.   INTRODUCTORY STATEMENT                                        1

II.    SUMMARY TERM SHEET                                          2

III.   SPECIAL FACTORS RELATING TO THE REVERSE SPLIT               5

      1.   BACKGROUND OF THE REVERSE SPLIT                         5
      2.   HOW THE REVERSE SPLIT WILL BE IMPLEMENTED               7
      3.   PURPOSES OF AND REASONS FOR THE REVERSE SPLIT           8
      4.   FAILURE TO EFFECT REVERSE SPLIT                        11
      5.   POTENTIAL DISADVANTAGES OF THE REVERSE SPLIT           11
      6.   ADVANTAGES OF GOING PRIVATE                            12
      7.   DISADVANTAGES OF GOING PRIVATE                         12
      8.   GOING PRIVATE TRANSACTION ALTERNATIVES                 12

IV.   THE EFFECTS OF THE REVERSE SPLIT; FAIRNESS; TAXES           13

      1.   RIGHTS, PREFERENCES AND LIMITATIONS                    13
      2.   FINANCIAL EFFECT                                       14
      3.   EFFECT ON MARKET FOR SHARES                            14
      4.   TERMINATION OF EXCHANGE ACT REGISTRATION OF COMMON
                STOCK                                             15
      5.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS         15
      6.   LETTER OF TRANSMITTAL                                  15
      7.   NO BROKER'S FEES                                       16
      8.   QUALIFICATIONS AND ASSUMPTIONS                         16
      9.   EFFECT OF REVERSE SPLIT ON AFFILIATED PARTIES          16
     10.   FAIRNESS OF THE TRANSACTION                            17
     11.   FAIRNESS OPINION AND ADDENDUM OF CURTIS FINANCIAL
                GROUP, LLC                                        19
     12.   STOCKHOLDER ACCESS TO BOOKS AND RECORDS                26
     13.   FEDERAL INCOME TAX CONSEQUENCES                        26

 V.    OTHER INFORMATION                                          29

 ?  INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS        29
 ?  INTEREST IN SECURITIES OF THE COMPANY                         29
 ?  LACK OF APPRAISAL RIGHTS                                      30
 ?  SUMMARY FINANCIAL INFORMATION                                 31
 ?  PUBLICLY AVAILABLE INFORMATION                                32

 VI.   LIST OF EXHIBITS                                           33

III.   SPECIAL FACTORS RELATING TO THE REVERSE SPLIT

1.     BACKGROUND OF THE REVERSE SPLIT

Intermittently over the last ten years, the Board informally considered whether the continued status of the Company as a public company made good business sense. Finally, after passage of the Sarbanes-Oxley Act and following release of the Company's audited financial statements included in the Company's Annual Report on Form 10-KSB for the year ended November 1, 2003, Anderson L. McCabe reviewed available options for terminating the Company's reporting obligations, including the option of a reverse stock split. After discussions with legal counsel, Mr. McCabe decided to present these options to the Board of Directors for further discussion and analysis. The Board met on December 18, 2003. Present at the meeting were all the Directors (Arthur J. Kania, Arthur J. Kania, Jr., and Anderson L. McCabe) and John Lasak, Esquire, from the law firm of Kania, Lindner, Lasak and Feeney.

The Board reviewed going private as (i) an issuer tender offer and (ii) an open market purchasing program as alternatives to the Reverse Split. In addition, it considered remaining an SEC reporting company. The tender offer option was rejected by the Board. Because of the large number of Lost Stockholders, a tender offer provided no guarantee that the number of stockholders of record would be reduced below 300 and thus no assurance that we could accomplish our objectives of going private and eliminating SEC compliance expenses. Similarly, the Board rejected going private by means of an open market purchasing program. Because there is no active trading market for our common stock, it would be highly unlikely that shares of common stock could be acquired by the Company from a sufficient number of holders to accomplish the going private objective. The Board determined that remaining an SEC reporting company was not in the Company's best interest because, among other things, the Company would continue to incur the expenses involved and perpetuate the existing disadvantages that it experiences as a result of being an SEC reporting company. The Board of Directors believed that by implementing the Reverse Split, management would be able to devote full time and attention to the Company's business, and expenses would be significantly reduced, thus enabling the Company to improve its financial performance and enable it to better support the need for continuing capital associated with existing operations and future synergistic expansion opportunities. The Board of Directors did not consider a sale of the Company because it did not believe that such a sale would maximize stockholder value and because the controlling stockholders advised management that they would not be supportive of a sale of the Company. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Going Private Transaction Alternatives" for further information.

The Board noted that in undertaking a Reverse Split, the Company would be required to pay the fair value for any resulting fractional shares so that the Company could reach its goal of going private. In so doing, the Board noted advice from counsel that the fair value of the Old Common Stock was to be determined without discount or premium and should be reviewed by an independent valuation company. The Board authorized Mr. McCabe to have the Company retain a financial adviser to value the stock to be redeemed in a going private transaction. On December 28, 2003, the Company engaged the services of Curtis Financial, LLC ("Curtis Financial") in connection with this matter and commenced providing data to Curtis Financial for its valuation purposes. In the intervening period, the Company through its legal counsel and Curtis Financial discussed the valuation of the Company's stock. On January 16, 2004, the Company received a Preliminary Information Request from Curtis Financial on the types of information needed to proceed with a valuation. On February 20, 2004, Curtis
Financial contacted counsel for the Company for corporate background and history. On February 25, 2004, Company counsel reviewed with Curtis Financial further information it needed in order to conduct the valuation. On April 27, 2004, the Company forwarded to Curtis Financial Preliminary Financial Forecast information earlier requested. Curtis Financial reviewed that information and sought further information and clarifications. On June 15, 2004, the Company forwarded further and updated Financial Forecast information. On June 17, 2004, Curtis
Financial again questioned the Company regarding future scenarios and assumptions. On July 1, 2004, the Company forwarded to Curtis Financial another updated Financial Forecast with further clarification regarding assumptions. On July 1, 2004 John Lasak, Esquire, sent an email to Curtis Financial regarding the expressed intent of the controlling stockholders to maintain the Company as an ongoing business and not liquidate it. On July 13, 2004, Curtis Financial emailed the Company asking for further information. On July 19, 2004, the Company forwarded to Curtis Financial a Financial Forecast Final Draft. On July 27, 2004, Curtis Financial provided the Company's legal counsel a draft opinion for comment and indicated a range of values of $4.75 to $5.25 per share.

On September 1, 2004, the Board of Directors made a unanimous determination to proceed with the Reverse Split and to value the resulting fractional shares on the basis of $4.75 per pre-split share. Persons at the meeting were Arthur J. Kania, Arthur J. Kania, Jr. and Anderson L. McCabe, and John Lasak, Esquire. Under New Jersey corporate law, stockholders representing two thirds of the outstanding shares may consent to a reverse stock split without the requirement of holding a stockholder meeting. After the Board Meeting on September 1, 2004, the shareholders owning 69% of the outstanding stock, namely The Arthur J. Kania Trust and Arthur J. Kania, concurred with the Board of Directors and consented to the Reverse Split.

Finally, on October 20, 2004 the Company provided a final version of the July 17, 2004 Financial Forecasts 2004-2007, as revised on October 19, 2004. On October 28, 2004, Curtis Financial provided its opinion and related addendum, to the Company.

2.     HOW THE REVERSE SPLIT WILL BE IMPLEMENTED

The Reverse Split of the Company's outstanding Old Common
Stock will automatically occur upon the filing of the Reverse Split amendment ("Reverse Split Amendment") to the Company's Certificate of Incorporation. The "Effective Date," referred to throughout this Information Statement will be the date on which the Reverse Split Amendment is filed with the State of New Jersey, which is currently projected to be promptly after the filing of the Definitive Information Statement on Schedule 14C with the SEC and the mailing of the Information Statement and related Exhibits to stockholders.

Following the Effective Date, each holder of 2,000 shares of Old
Common Stock will automatically become the holder of one share of New Common Stock. Fractional shares will not be issued in connection with the Reverse Split, and all fractional shares that may result will be redeemed in cash based on the fair value of the Old Common
Stock in accordance with New Jersey Law. Shares held by stockholders affiliated with one another will be aggregated for this purpose to the extent commercially practicable. If you are the holder of 1,000 shares of Old Common Stock, you would be entitled to receive $4,750 calculated at the rate of $4.75 per share of Old Common Stock. If you are a holder of 3,000 shares of Old Common Stock, you would be entitled to receive one share of New Common Stock and $4,750.

The certificates representing Old Common Stock will not be required to be exchanged for new certificates representing New Common Stock. Rather, the certificates representing Old Common Stock will be deemed automatically to constitute and represent the correct number of shares of New Common Stock without further action by the Company's stockholders, and certificates representing New Common Stock will be issued only as certificates of Old Common Stock are delivered to the Company's transfer agent when transfers of shares occur after the Effective Date or as otherwise requested by the stockholders.

The Company anticipates that it will pay out approximately
$1,012,000 to holders of Old Common Stock that would otherwise be holders of fractional shares of New Common Stock following the Reverse Split based on a valuation of $4.75 per share for each share of Old Common Stock.

A stockholder can expect payment approximately two weeks after such stockholder mails a properly completed Transmittal Letter and related stock certificate(s) to the Transfer Agent in the enclosed envelope.
3.     PURPOSES OF AND REASONS FOR THE REVERSE SPLIT

The Board of Directors evaluated the growth opportunities for the Company and the possibility that stockholder value could be enhanced merely from organic growth. Historically, over the past 30 years, the Company has operated a small but viable business consisting of manufacturing small numbers of custom made products for aircraft instrument panels. This industry at the level of the Company's participation, without the benefits of unique patents, is not a high profit margin or high growth industry. Because of changes in its market including downward pressure on profit margins and obsolescence of certain major Company product lines, the existing operations will not support transition to more profitable, faster growing opportunities for the Company. Mr. McCabe provided the Board recent historical financial information showing potentially unprofitable operations. Additionally, projections for the near term showed only marginally profitable operations at best with expected flat revenues. Management feared that the increasing costs associated with maintaining the Company as an SEC reporting company could well consume any operating profits which might otherwise be generated. Therefore, since the opportunities to increase profit margins significantly with current operations were nonexistent, the best opportunity available to preserve profitability was to decrease costs such as the SEC compliance costs that would not adversely affect operations. On the revenue side, since the Company's present operations were not expected to fuel organic growth, the optimum alternative for revenue growth was through capital expenditures for changes in facilities, equipment and product mix.

The primary purpose of the Reverse Split is to eliminate the expenses and management's time and effort related to our compliance requirements under the federal securities laws and related stockholder servicing expense associated with being an SEC reporting company.
When implemented, the Reverse Split will eliminate the expenses we incur as an SEC reporting company. The Reverse Split also will enable our management and employees to devote more time and effort to improving our operations by eliminating the time spent by them in preparing periodic reports, implementing requirements of the Sarbanes-Oxley Act and managing stockholder relations.

Because our common stock is registered under Section 12 of the Exchange Act, we are required to comply with the disclosure and reporting requirements under the Exchange Act, as well as the requirements of the Sarbanes-Oxley Act. The cost of continuing to comply with these requirements is expected to be substantial, representing an estimated annual cost to us in the future of approximately $232,000, including legal and accounting fees, printing, postage, data entry, stock transfer and other administrative expenses related to servicing stockholders. The estimated savings are categorized as follows:

Expense                         Approximate amount

Outside Accounting Fees               $  20,000
Audit fees                               10,000
Legal Fees for SEC Compliance            50,000
Independent Directors Fee                20,000
Additional Director's Insurance         100,000
Internal costs to prepare
   and review filings                    20,000
Printing and Postage                      5,000
Transfer Agent                            7,000
Total                                  $232,000

It is important to note that in addition to the annual estimated cost savings detailed above, the consummation of the Reverse Split and subsequent deregistration of our common stock would result in a significant onetime cost savings due to our not being subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Preparing ourselves to be able to comply with
Section 404 of the Sarbanes-Oxley Act would require significant expenditures during the current fiscal year, including costs related to computer software and hardware and fees to third parties for compliance planning, assessment, documentation and testing. Such costs are expected to exceed $50,000.

The cost savings figures set forth above are only estimates. The actual savings we realize from going private may be higher or lower than such estimates. Estimates of the annual savings to be realized when the Reverse Stock split is consummated are based upon (i) the actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements (ii) projected increases in such costs, (iii) projected new costs and (iv) the allocation to each category of management's estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to our publicly reporting company status.

As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being an SEC reporting company in general, and the costs of our remaining an SEC reporting company in particular, are expected to continue to increase in the near future. Moreover, new legislation, such as the Sarbanes-Oxley Act, will likely continue to have the effect of increasing the compliance burdens and potential liabilities of being an SEC reporting company. Any new legislation will likely continue to increase audit fees and other costs of compliance, such as legal counsel fees, outside director fees, and director and officer insurance premiums.

In addition to the expenses mentioned above, the Board of Directors believes the Company receives little, if any, benefit from having its common stock registered under the Exchange Act. Such benefits commonly include:

- The ability to use company stock, as opposed to cash or other consideration, to effect acquisitions. We have not found the occasion to acquire other businesses using stock as consideration and do not presently intend to do so.

- Public companies often endeavor to use company stock to attract, retain and incentivize employees. Due to the limited liquidity of our common stock, we have not succeeded in using common stock in such a manner.

- An enhanced company image often accompanies publicly reporting company status. We have determined that due to our size and other factors, we have not enjoyed an appreciable enhancement in Company image as a result of our publicly reporting company status.

In addition, the disclosure contained in our Exchange Act filings, including information related to our business operations and financial condition, is available to the public and thus can be readily analyzed by various interested parties, such as our competitors and other interested parties. These parties can potentially use our publicly disclosed information to our detriment. Similarly, the current public disclosure of information puts the Company at a competitive disadvantage compared to our nonpublic competitors, in part because we do not have access to similar information concerning those companies. Upon the termination of the registration of our common stock under the Exchange Act and the termination of the duty to file periodic reports with the SEC, we will be better able to control the dissemination of certain business information.

We had 948 stockholders of record as of the Record Date. There currently is no established public trading market for our common stock, and the Board of Directors believes there is no likelihood that a market will develop in the foreseeable future. Although the Company shares have been quoted on the Pink Sheets, there are only sporadic trades reported. Accordingly, another purpose of the Reverse Split is to allow stockholders owning fewer than 2,000 shares of Old Common Stock to dispose of their stock easily and without having to pay brokerage commissions. Because of the infrequency of reported trades, the quotations can change significantly on very light trading. The Board of Directors believes that the inactive market in the Company's stock limits stockholders' opportunities to realize the value of their shares through market transactions, and the Reverse Split will enable shareholders owning fewer than 2,000 shares to dispose of their shares easily and without brokerage commissions. The reverse stock split ratio of 1:2,000 was chosen by the Company management and Directors as a means to provide liquidity smaller stockholders who would no longer have their stock quoted on the Pink Sheets. CEDE & Co. holds approximately 133,077 shares as nominee for beneficial stockholders. The most recent transfer agent records show 6 other stockholders of record who have more than 2,000 shares. Through inquiries with CEDE & Co. and ADP, it appears there may be up to another 14 stockholders owning more than 2,000 shares. The reverse split ratio was selected to redeem most smaller stockholders and all but one Lost Stockholder and to simplify management and operation of the Company in the future.

In light of the foregoing, the Board of Directors and management believe the benefits associated with maintaining our status as an SEC reporting company are substantially outweighed by the costs, both financial and operational. The Board of Directors believes that it is in the best interests of the Company to eliminate the administrative burden and costs associated with maintaining our status as an SEC reporting company. Rose Sayen, the Trustee of the Arthur J. Kania Trust, is not expected to play any role in the management of the Company after the proposed Reverse Split. Anderson L. McCabe, Arthur J. Kania and Arthur J. Kania, Jr. are expected to continue in their current roles in the management of the Company.

The Directors were the only persons who participated in the initiating, structuring or negotiating the terms of the Reverse Split.

4.     FAILURE TO EFFECT REVERSE SPLIT

If the contemplated Reverse Split were not effected, we plan to continue to file annual and quarterly reports on Form 10-KSB and Form 10-QSB, as well as all other filings required under the Exchange Act. However, in that event, we may consider other, as yet undetermined, steps to cease being an SEC reporting company.

5.     POTENTIAL DISADVANTAGES OF THE REVERSE SPLIT

While the Company believes the Reverse Split will result in the benefits described, several disadvantages should also be noted. THE OWNERSHIP INTEREST OF STOCKHOLDERS HOLDING FEWER THAN 2,000 SHARES WILL BE TERMINATED, AND SUCH STOCKHOLDERS WILL NOT PARTICIPATE IN THE POTENTIAL FUTURE GROWTH OF THE COMPANY, IF ANY. Additionally, stockholders who might otherwise be entitled to fractional shares will be forced to relinquish their shares in the Company upon the Effective Date of the Reverse Split rather than choosing on their own the time and price for disposing of their holdings of common stock in the Company. In addition, the Company will become a private company, and continuing stockholders will not have the opportunity for a public market in the Company's securities to develop unless the Company reregisters under the Exchange Act in the future, which is not currently anticipated.

After the Reverse Split is implemented, the Company will terminate the registration of its common stock under the Exchange Act and the Company will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of the Company's reporting obligations under the Exchange Act:

- Less information will be required to be furnished to stockholders or to be made publicly available by the Company;

- Various provisions of the Exchange Act, such as quarterly operating statements and information statement disclosure in connection with stockholder meetings, will no longer apply to the Company;

- The reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16, will no longer apply to executive officers, directors and 10% stockholders of the Company; and

- The Company would no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act. Therefore, the chief executive officer and chief financial officer would no longer be required to certify as to the accuracy of the Company's financial statements.

Furthermore, both affiliated and unaffiliated stockholders of the Company receiving cash as a result of the Reverse Split will be subject to federal income taxes and possibly state taxes, as if they had sold their shares. As a result, both affiliated and unaffiliated stockholders who receive cash due to the Reverse Split may be required to pay taxes (or may recognize a capital loss) on their respective shares of Old Common Stock which are converted into the right to receive cash from the Company. See "THE EFFECTS OF THE REVERSE SPLIT; FAIRNESS; TAXES - Federal Income Tax Consequences."

6.   ADVANTAGES OF GOING PRIVATE

-   Recurring annual expense savings estimated at approximately $232,000
- One time savings estimated at approximately $50,000 related to not complying with Section 404 of the Sarbanes-Oxley Act
- Stockholders would receive cash payment in lieu of fractional shares for their holdings in the Company, without incurring brokerage fees, and stockholders owing fewer than 2,000 shares of Old Common Stock would gain the ability to liquidate their entire respective positions in an otherwise illiquid market.
- Management could focus on managing the Company, rather than increasing stock price to maximize stockholder value.

7.   DISADVANTAGES OF GOING PRIVATE

- Stockholders with only fractional shares following the Reverse Split would no longer remain stockholders and would be unable to participate in potential future growth of the Company, if any.
- Lack of a public market in the Company's securities would limit the Company's opportunities to raise equity financing.
- Limited information regarding the Company, unless it voluntarily elects to disseminate information publicly or reregisters under the Exchange Act in the future.
- Stockholders who receive cash payment in lieu of their fractional shares following the Reverse Split may have to recognize income and pay income tax on any gain realized.

8.     GOING PRIVATE TRANSACTION ALTERNATIVES

The Board of Directors considered alternative transactions to go private but ultimately determined that the Reverse Split was the preferred method. The Board considered the following alternative strategies:

- ISSUER TENDER OFFER. The Board considered, in concept, an issuer tender offer by which the Company would offer to repurchase shares of the Company's outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board of Directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of shareholders below 300. The Board of Directors was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. In addition, the Board of Directors considered that the estimated transaction cost of completing a tender offer would be similar to or greater than the costs of the Reverse Split, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that a significant number of shares would be tendered. Finally, the Board took into account that it has been unable to deliver information to 565
Lost Stockholders, with information mailed being returned as undeliverable. Since an issuer tender offer would not necessarily meet the Company's objective of reducing the number of shareholders below
300, the Board did not address or consider potential purchase prices to be offered in an issuer tender offer.

-     PURCHASE OF SHARES ON THE OPEN MARKET.
The Board of Directors also considered purchasing shares of the Company in the open market in order to reduce the number of stockholders to fewer than 300. However, there was no assurance that purchasing stock in isolated transactions would provide that result, given the lack of trading volume of the its Common Stock.

-     SQUEEZE OUT MERGER.  Because of legal
complexities, time delays and costs, the Board of Directors considered this method less attractive than a reverse stock split to effect a going private transaction.

- THIRD PARTY ACQUIRER. The Board of Directors did not consider seeking a third party acquirer. The Board of Directors noted that the controlling stockholders have not indicated a desire or willingness to sell their shares to a third party.

- CONTINUING AS IS. The Board of Directors also considered taking no action to reduce the number of stockholders of the Company. However, due to the Company's significant and increasing costs of compliance under the Exchange Act and the Sarbanes-Oxley
Act, especially in relation to the Company's overall expenses and cash flow, the Board of Directors believed that taking no action at this time is not in the best interests of either the Company or its stockholders. An important opportunity available to improve profitability is to decrease costs that would not adversely affect operations. The lack of organic profit growth opportunities in current operations puts a premium on reducing costs where possible.

- REVERSE SPLIT. Because the results of a reverse stock split are more predictable and automatic, the Board of Directors believes that the Reverse Split is the most expeditious and economical way of reducing the number of holders of record to fewer than 300 and terminating the registration of the Company's common stock with the SEC.

IV.     THE EFFECTS OF THE REVERSE SPLIT; FAIRNESS; TAXES

1.     RIGHTS, PREFERENCES AND LIMITATIONS:

There is no difference between the respective rights, preferences or limitations of the Old Common Stock and the New Common Stock.
There will be no difference with respect to dividend, voting, liquidation or other rights associated with the Company's Old Common Stock before or New Common Stock after the Reverse Split. The ownership interests of certain affiliated shareholders will change as a result of the Proposed Reverse Split. See "Effect of Reverse Split on Affiliated Parties" below in this section and also "OTHER INFORMATION - Interest in Securities of the Company."

HOLDERS OF FEWER THAN 2,000 SHARES OF OLD COMMON STOCK WILL NO LONGER HAVE VOTING OR OWNERSHIP RIGHTS IN THE COMPANY AFTER THE REVERSE SPLIT IS EFFECTED. AS A RESULT, SUCH HOLDERS WILL NO LONGER BE ABLE TO PARTICIPATE IN POTENTIAL FUTURE GROWTH OF THE COMPANY, IF ANY.

2.     FINANCIAL EFFECT:

The total number of fractional shares to be purchased is estimated to be approximately 213,000 at a cost of approximately $1,012,000. The cost of the Reverse Split will come from the Company's available cash balance, and, accordingly, will reduce the Company's cash balance. As a result of the reduction in the number of shares outstanding, the Company's earnings per share and book value per share will increase by a factor in excess of 2,000 primarily as a mathematical result of the Reverse Split. See "Effect of Reverse Split on Affiliated Parties". For example, a stockholder owning 2,000 shares of Old Common Stock would end up owning 1 share of New Common Stock and, on a pro forma basis, that one share of New Common Stock would represent the same earnings and book value as 2,000 shares of Old Common Stock before the Reverse Split, based solely on the Reverse Split. Because certain shares are being redeemed at less than book value, the book value of the remaining shares will increase even more. No material impact on the Company's financial statements is expected other than the payment of approximately $1,012,000 for the purchase of fractional shares, the estimated $110,000 of expenses related to the Reverse Split as indicated below and the loss of future income which could be derived from such funds.

The Company will pay all of the expenses related to the Reverse Split. In addition to the cash out of fractional shares, we estimate that the expenses of the Reverse Split will be as follows:

      Expenses                    Approximate Amount

Accounting Fees                   $       5,000
Valuation Opinion                        38,000
Legal fees                               50,000
EDGAR filing preparation fees             5,000
Printing and Mailing Costs                5,000
Transfer Agent fees                       7,000

Total                             $     110,000

3.     EFFECT ON MARKET FOR SHARES:

The Company estimates that the number of shares of New Common Stock outstanding after the Reverse Split Transaction is effected will be approximately 290 shares in the hands of approximately 20 shareholders. As a result, there will be no public market for the Company's shares.

The Company has no current plan to issue additional shares of stock, but the Company reserves the right to do so at any time and from time to time at such price and on such terms as the Board of Directors determines to be in the best interests of the Company and its then stockholders. Persons who continue as stockholders following implementation of the Reverse Split will not have preemptive or other preferential rights to purchase any of the Company's stock that may be issued by the Company in the future.

4.     TERMINATION OF EXCHANGE ACT REGISTRATION OF COMMON STOCK:

The Reverse Split proposal will affect the public registration of the Company's common stock with the SEC under the Exchange Act, since the Company intends to terminate this registration as soon as practicable after filing of the Definitive Schedule 14C with the SEC and mailing it to stockholders. The Company is permitted to terminate registration under the Exchange Act if the New Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the Company's common stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as filing of information statements, no longer applicable to the Company.

With respect to the executive officers and directors of the Company, upon termination of registration of the common stock under the Exchange Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16 thereof.

Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

5.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arthur J. Kania is the father-in-law of Anderson L. McCabe and the father of Arthur J. Kania, Jr. Those three individuals constitute the Board of Directors. Anderson L. McCabe is the sole executive officer. During Fiscal year 2003, the Company incurred legal fees of $24,5000 to the firm of Kania, Lindner, Lasak and Feeney, of which Arthur J. Kania is the senior partner. During Fiscal Year 2003, the Company incurred consulting fees of $30,154 to Sandra McCabe, the wife of Anderson L. McCabe.

6.     LETTER OF TRANSMITTAL

A Letter of Transmittal containing instructions regarding the submission of Old Common Stock certificates to exchange for New Common Stock certificates, cash, or some combination thereof, as appropriate, is included with this Information Statement which shall be mailed to stockholders of record as of the Record Date. No cash payment or delivery of a new certificate will be made to a stockholder until such stockholder's outstanding certificate(s), together with the properly executed Letter of Transmittal, are received by the Company's Transfer Agent. The Transfer Agent will hold cash in lieu of fractional shares for the benefit of each applicable stockholder, without interest, until the stockholder tenders his or her shares of Old Common Stock along with the Letter of Transmittal. It is likely that the Company will not be able to contact any stockholder for whom the Company does not have a valid address. As of the Record Date, there were 565 of such stockholders. In such instances, or in cases where stockholders fail to communicate with the Transfer Agent, the Transfer Agent may be required, under applicable escheat laws, to transfer the funds to be held by state authorities.
After the proposed Reverse Split is implemented, the Transfer Agent will make a search for the Lost Stockholders in the same manner and format as it does in its regular SEC searches. The Transfer Agent will provide names, addresses and Social Security numbers (where available) of stockholders to a search firm in accordance with Rule 17. When the addresses of Lost Stockholders are found, Information Statements will be sent to them.

7.     NO BROKER'S FEES

Stockholders tendering their shares will not be obligated to pay brokerage fees or commissions or any transfer tax with respect to the sale of their fractional interests pursuant to the Reverse Split.

8.     QUALIFICATIONS AND ASSUMPTIONS.

The number of stockholders of the Company that is used in this Information Statement is based on the number of holders of record on the Record Date. This understates the number of beneficial stockholders of the Company to the extent that each securities clearing agency or broker shown as a holder of record holds the stock for a number of beneficial owners. Also, the bid prices used in this Information Statement are from the Pink Sheets which reflect interdealer quotations and do not include retail markups and markdowns or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions.

9.     EFFECT OF REVERSE SPLIT ON AFFILIATED PARTIES.

The Reverse Split will increase the percentage ownership of each remaining stockholder of the Company (whether affiliated or unaffiliated). The Arthur J. Kania Trust currently owns 66% of the Company's Old Common Stock. Arthur J. Kania, the Company's Secretary, currently owns 3% of the Company's Old Common Stock. The Reverse Stock Split will increase The Arthur J. Kania Trust's ownership of the Company from 66% to approximately 88% and will increase Mr. Kania's ownership of the Company from 3% to approximately 3.8%. The Arthur J. Kania Trust will receive cash in lieu of fractional shares for 853 shares of Old Common Stock. Arthur J. Kania will receive cash in lieu of fractional shares for 1,723 shares of Old Common Stock. Anderson L. McCabe, the Company's President, owns 1,064 shares of Old Common Stock, all of which will be redeemed in the Reverse Split. Various trusts for the benefit of the grandchildren of Arthur J. Kania own 10,000 shares of Old Common Stock or 1.2%; all such shares will be redeemed.

We currently have no plan to change the Company's corporate structure but do contemplate making changes in business operations following the Reverse Split in order to make the Company more competitive. We are not currently considering any extraordinary transaction, such as a merger, reorganization or liquidation; any material change in the present dividend policy, indebtedness or capitalization; or any change in the present Board of Directors or management. We plan to redeploy a portion of our capital to invest in new equipment and facilities as an adaptation to a highly competitive and changing marketplace.

The termination of Exchange Act registration will reduce the restrictions on the Company and its affiliates related to the purchase of the Company's common stock.


10.     FAIRNESS OF THE TRANSACTION

Fairness Determination of the Board of Directors, Arthur J. Kania and the Arthur J. Kania Trust (the "Affiliated Parties");

The Affiliated Parties have unanimously determined that the Reverse Split and the related transactions are fair to, and in the best interests of, the Company and our unaffiliated stockholders. In reaching the recommendation described above, the Affiliated Parties have considered the following factors:

Factors Relating to Stockholders Being Cashed Out

- the preliminary indications of a range of fair value for the stock to be redeemed from unaffiliated stockholders which was provided to the Company's legal counsel by Curtis Financial;

- the opinion of Curtis Financial to the Board that the consideration to be received by such stockholders is fair to those stockholders from a financial point of view; each of the Affiliated Parties have specifically adopted this analysis as its or his own;

- an opportunity for such stockholders to dispose of all shares for a fixed fair price without transaction costs, notwithstanding the absence of any active market or liquidity in the Old Common Stock; and

- the per share value reflects a fair value taking into account the business requirements and risks the Company faces going forward.

Factors Relating to Remaining Stockholders

- the opinion of Curtis Financial that the consideration to be received by such stockholders receiving cash for their fractional shares in the Reverse Split is fair to those stockholders from a financial point of view;

- the anticipated reduction in Company operating expenses arising from compliance with federal securities laws; and

- with the exception of reduced availability of Company information and the possible discontinuance of annual stockholder meetings at which stockholders can vote their shares, the rights of the remaining stockholders will remain essentially unchanged.

In addition, the Affiliated Parties recognized that as a result of the Reverse
Split, stockholders holding fewer than 2,000 shares will cease to be stockholders of the Company and thus cease to participate in the potential future growth of the Company, if any, or benefit from potential increases, if any, in the value of the Company. Nevertheless, the Board concluded that maintaining the status quo as an SEC reporting company did not serve the best interests of any of the stockholders for the reasons discussed above.

The fair value of the Company's common stock was determined by the Board once the fair value price range was established by Curtis Financial. The Board of Directors, adopted as its own the value indications of Curtis Financial, and determined that the fair value was $4.75 per pre-split share. Mr. Kania and the Trustee of the Arthur J. Kania Trust concurred. The Affiliated Parties considered certain factors in determining the fairness of the Reverse Split to the Company's unaffiliated stockholders whose shares will be redeemed in the Reverse split, including:

Net Book Value

Net book value at July 31, 2004 was $9.46 per share. The Affiliated Parties consider this factor to have little significance since they have no intention to liquidate the Company and have valued it as going concerns. Furthermore, it is their belief that the market price does not fully incorporate the expected future capital expenditures of approximately $3.80 per share needed to remain competitive in the industry.

Going Concern Value

The Board and the Company's legal counsel believe that the appropriate definition of fair value is as a going concern. Based on this definition, the, Affiliated Parties believe that Curtis' Financial's valuation approaches and conclusion regarding fair value of the Company are appropriate.

Current and Historical Market Prices

During the period beginning October 2003 through October 2004, the average monthly closing price was $7.20. Trading was sporadic, with average monthly trading of 745 shares; in several months, no trade occurred. Furthermore, subsequent to Curtis Financial's opinion, the closing price trended down from $6.50 on October 29, 2004 to $5.60 on December 14, 2004. The Affiliated Parties consider current and historical market prices to be only modestly significant since they believe that such prices do not incorporate the expected future capital expenditure of approximately $3.80 per share. Furthermore, the Company is not followed by analysts and trading volume is extremely low. Trading volume and prices to October 28, 2004 are shown in Exhibit 3 to Curtis Financial's Fairness Opinion and Addendum. The quotations for the Common Stock traded on the Over the Counter Bulletin Board may reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

Purchase Prices in Previous Transactions

Over the last two (2) years, the Company has not repurchased any of its common stock.

In view of the variety of factors considered in connection with their evaluation of the Reverse Split, the Affiliated Parties did not quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations, but rather considered the results of their analysis as a whole. In view of the fact that there is no active public trading market for our common stock, the Board gave little weight to the market prices of our common stock in its determination of the fairness of the price to be paid in the Reverse Split.
In addition, the Board did not consider the liquidation value of the Company in evaluating the fairness of the consideration offered because the Board had no intention of liquidating the assets of the Company.

The Reverse Stock Split was not structured so that approval of at least a majority of unaffiliated stockholders is required. The Company has not solicited proxies since 1992, although it regularly solicited proxies prior to that year. The Company found that only a small portion of the unaffiliated stockholders ever responded to the solicitation of proxies, and mailings to 565 different stockholders have been returned to the Company as undeliverable. With this history in mind, the Board of Directors made a determination not to structure the Reverse Stock Split to require the approval of a majority of the unaffiliated stockholders due to the concern that the Company did not have currently deliverable addresses for 565 stockholders of record. Given the other considerations discussed herein, the Board of Directors concluded that the fairness of the transaction to the unaffiliated stockholders could be determined without such a solicitation.

No independent committee of the Board of Directors has reviewed or approved the fairness of the Reverse Split to the unaffiliated stockholders. In addition, no unaffiliated representative acting solely on behalf of the stockholders being cashed out was retained either by the Company or by a majority of the Directors who are not employees of the Company for the purpose of negotiating the terms of the Reverse Split or preparing a report concerning the fairness of the Reverse Split to the unaffiliated stockholders. In spite of the absence of an independent committee or the engagement of a representative for the stockholders being cashed out, the Board believes that the Reverse Split is fair to both all stockholders being cashed out and all remaining stockholders, including all unaffiliated stockholders.

The Affiliated Parties also believe that the Reverse Split is procedurally fair to the Company's unaffiliated stockholders because it is being effected in accordance with all the requirements of New Jersey law which requires, among other things, that the amendment to the Company's Certificate of Incorporation to effect the Reverse Split be approved by consent of holders of at least two thirds of all of the outstanding shares of common stock.

The Affiliated Parties considered the Reverse Split fair to the unaffiliated stockholders who will receive shares of New Common Stock in that the Affiliated Parties viewed the savings to be generated from the termination of registration under the Exchange Act and from the reduction in the number of stockholders as more than offsetting the reduction in the amount of publicly available financial information and any other benefit of having stock registered under the Exchange Act. Such annual savings are estimated at over $232,000 per year.

Based on the factors noted above including the Fairness Opinion and Addendum prepared by Curtis Financial and attached hereto as Exhibit "D", the Board of Directors considered the price to be paid for fractional shares to be fair to both those unaffiliated stockholders who will receive cash in lieu of fractional shares and those unaffiliated stockholders who will receive shares of New Common Stock.

11.     FAIRNESS OPINION AND ADDENDUM OF CURTIS FINANCIAL GROUP, LLC

Overview

Pursuant to an engagement letter dated December 29, 2003 (the
"Engagement Letter"), the Board of Directors of the Company ("Board") retained Curtis Financial to render a fairness opinion in connection with a contemplated reverse split of the Company's common stock (the "Transaction"). Curtis Financial is an investment banking firm, established in 1994, specializing in business valuations, mergers and acquisitions, and raising private capital. The professional staff of Curtis
Financial has a diverse background in investment banking, security analysis, engineering, accounting and tax. The expertise of the staff includes valuing, originating, structuring, negotiating and closing a variety of investment banking transactions. Each of Curtis Financial's senior professionals possesses at least 15 years of experience with both national and regional investment banking and consulting firms. Curtis Financial has had no prior investment advisory or corporate finance relationship with the Company, its executives or its affiliates.
On October 28, 2004, Curtis Financial delivered its written opinion to the Board, that as of such date and based upon the assumptions made, matters considered and limitations on the review set forth therein, the consideration to be received by unaffiliated holders of pre-split shares pursuant to the Transaction is fair from a financial point of view to such holders.

THE FULL TEXT OF CURTIS FINANCIAL'S OPINION, WHICH
SETS FORTH THE ASSUMPTIONS MADE, MATTERS
CONSIDERED AND LIMITATIONS ON THE REVIEW SET FORTH
THEREIN, IS ATTACHED HERETO AS EXHIBIT "D" AND IS
INCORPORATED BY REFERENCE HEREIN.  THE DESCRIPTION
OF CURTIS FINANCIAL'S OPINION BELOW SETS FORTH THE
MATERIAL TERMS OF THE OPINION. HOLDERS OF SHARES
ARE URGED TO, AND SHOULD, READ CAREFULLY SUCH
OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF
CURTIS FINANCIAL'S OPINION IS QUALIFIED IN ITS ENTIRETY
BY REFERENCE TO THE FULL TEXT OF THE OPINION.

Curtis Financial's opinion is addressed to the Board and addresses only the fairness from a financial point of view of the consideration to be paid to unaffiliated holders of common stock in connection with the Transaction.
The "Minority Holders of the Company's Common Stock" shall be defined as all holders of Company common stock other than those who are officers or directors (or who have representatives serving as directors) of the Company.

Fair value is defined as the value of the stockholder's interest in the Company as a going concern, exclusive of any benefit that may accrue as a result of the Transaction.

Curtis Financial's opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Transaction.

In connection with the preparation of the opinion, Curtis Financial, among other things:

(i)   Reviewed Securities and Exchange Commission ("SEC")
      Form 10-KSB filings of the Company for the annual periods ended November 1, 2003; November 2, 2002;
      October 27, 2001; October 28, 2000; October 30, 1999;
      October 31, 1998; November 1, 1997; and October 26, 1996.

(ii) Reviewed SEC Form 10-QSB filings of the Company for the quarterly periods ended July 31, 2004, May 1, 2004 and January 31, 2004.

(iii) Reviewed certain financial forecasts and other forward looking financial information prepared by the management of the Company entitled Opt Sciences
      Corporation Financial Forecasts 2004-2007, dated
      July 19, 2004 and revised October 20, 2004.

(iv) Visited the operating facility of the Company in Cinnaminson, New Jersey.

(v)   Held discussions with Anderson L. McCabe, Chief
      Executive Officer of the Company, concerning the business, past and current operations, financial condition and future prospects of the Company.

(vi) Reviewed a Memorandum from the Company's attorney to Charles DeVinney of Curtis Financial stating the expressed intent of the controlling stockholders of the Company to continue its business as a going concern. The Memorandum also addressed certain future anticipated costs and expenses of the Company if it were to remain a publicly traded company.

(vii) Reviewed the Certificate of Incorporation of Temperature Engineering (the predecessor of the Company), dated November 5, 1956; various Certificates of Amendment of the Certificate of Incorporation dated December 4, 1968; and the Bylaws of the Company, dated January 1998.

(viii) Reviewed the historical market prices and trading history of the stock of the Company.

(ix) Compared the financial performance of the Company with that of certain other publicly traded companies engaged in similar industries as the Company.

(x) Made such other financial studies and inquiries, and reviewed such other data, as Curtis Financial deemed relevant.

In preparing its opinion, Curtis Financial assumed and relied upon the accuracy and completeness of all of the financial and other information provided (including information furnished to Curtis Financial orally or otherwise discussed with management of the Company) or publicly available and has neither attempted to verify, nor assumed responsibility for verifying, any of such information. Curtis Financial relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. Curtis Financial did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor was Curtis Financial furnished with any such evaluation or appraisal. Curtis Financial assumed that the financial projections (and the assumptions and bases therefor) for the Company that Curtis Financial reviewed have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company, and Curtis Financial further assumed that such projections will be realized in the amounts and in the time periods currently estimated. In addition, Curtis Financial assumed that the historical financial statements of the Company it reviewed have been prepared and fairly presented in accordance with U.S. GAAP consistently applied.
Curtis Financial makes no representation and provided no advice nor has it rendered an opinion regarding any legal, tax, or accounting matter. Curtis Financial's opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to it as of, the date of the opinion, and speaks to no other period.

Curtis Financial's opinion is limited to the fairness, from a financial point of view and as of the date of its opinion, to the Minority Holders of the Company's Common Stock. Curtis Financial does not express any opinion as to (i) any tax or other consequences that might result from the Transaction or (ii) what the value of the common stock will be subsequent to the Transaction or the price at which the shares may be traded in the future. Curtis Financial's opinion does not address the relative merits of the business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Transaction.

In connection with the preparation of its opinion, Curtis Financial was not authorized by the Board to solicit, and did not solicit, third party indications of interest of all or any part of the Company.

The following is a summary of the material analyses utilized by Curtis Financial in connection with the opinion.

Valuation of the Company

-     Comparable Company Analysis

Curtis Financial compared certain financial and operating ratios for the Company with the corresponding financial and operating ratios for a group of publicly traded companies engaged in similar but not identical industries. For the purpose of its analysis, the following companies were used as companies "comparable" to the Company: Apogee Enterprises, Inc.;
Applied Films Corp.; and, Southwall Technologies Inc. (collectively the "Comparable Companies"). Each of these companies operates in the glass coating industries and provides end product to users other than the aviation industry. Furthermore each of the selected comparable companies is larger and more diversified in terms of products produced, industries served and geographic market than the Company. Although Curtis Financial did not find any identical guideline company, Curtis Financial believed it was necessary to provide the Board with information on trading multiples of companies that share at least some investments characteristics with the Company. Curtis Financial utilized its professional judgment in selecting those companies as most appropriate.

For each of the Comparable Companies, Curtis Financial calculated stock price ("P") as a multiple of earnings ("E") for the latest twelve month period, the latest fiscal year, and the 3 and 5 year average (fiscal years). Curtis Financial also calculated total enterprise value (sum of the aggregate equity plus long term debt, net of cash) to revenues, EBITDA, and EBIT using the same time periods. The range of multiples is shown in Exhibit 5.5 to Curtis Financial's Fairness Opinion and Addendum.

EBIT is defined as "earnings before interest and taxes". In comparing the Company with guideline companies, it eliminates some of the differences in leverage (financing with debt versus equity capital). EBITDA is defined as "earnings before interest, taxes, depreciation and amortization". In comparing the Company with guideline companies, it eliminates some differences in capital structure, fixed assets and infrastructure. Both EBIT and EBITDA give a better measure of cash flows from operations that can be used to support debt payment.

Based on its review of the Company's performance compared to the guideline companies, Curtis Financial chose multiples of approximately 70% of those of Apogee (Southwall and Applied were considered outliers and therefore less reliable). Applying these multiples to the Company's income parameters, and adding excess cash and marketable securities of $2.5 million (net of cash expected to be utilized for capital expenditures in 2005), resulted in a valuation of the Company of between approximately $2.00 and $8.00 per share. The average and median of all the value indications were $5.20 and $5.47 per share respectively, while the middle 50% ranged between $4.40 and $6.18 per share. Based on this analysis, Curtis Financial determined that the appropriate fair value per share would be between $4.75 and $5.25 per share.

None of the Comparable Companies is, of course, identical to the Company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading volume of the comparable companies, as well as that of the Company. Each analysis was conducted in order to provide a different perspective on the consideration to be paid pursuant to the Reverse Split and to add to the total mix of information available to the Board.

-     Selected Comparable Transactions Analysis

Curtis Financial searched for transactions involving companies similar to the Company, however, none were found that were sufficiently similar to the Company in order to provide reliable results.

-     Discounted Cash Flow Analysis

Curtis Financial performed a discounted cash flow analyses (i.e., analyses of the present value of the projected after tax cash flows based on management projections) for the Company for the fiscal years ended 2005 through 2007, inclusive, using discount rates ranging from 20.0% to 30.0% and a terminal value (calculated using the Gordon Growth
Model with growth rates of between 3% and 5%). Adding cash and marketable securities of $5.5 million at July 31, 2004 (capital expenditures are deducted in the year incurred in a discounted cash flow analysis) yields the value of the aggregate equity under the discounted cash flow approach.
Management's projections and the discounted cash flow approach (using a discount rate of 25% and a terminal growth rate of 4%) are shown in
Exhibit 4 to the Curtis Financial Fairness Opinion and Addendum. Based upon the foregoing inputs, Curtis Financial determined a reference range for an implied value per Share of $4.58 to $4.91. Curtis Financial selected the discount rates and terminal values based on rates in the market using its professional judgment.
-     Premiums Paid Analysis

The Company's common stock is thinly traded and a majority of the shares are held by certain beneficial owners and management; therefore, its trading price may not be indicative of fair value. Though Curtis Financial does not believe the premiums paid analysis provides meaningful or reliable results, Curtis Financial included the data so that the Board of Directors could consider the information. Curtis Financial performed a premiums paid analysis based upon the review and analysis of the range of premiums paid in acquisitions of minority ownership positions for the period between January 1, 2001 and October 24, 2004. Over the period reviewed, there were 16 transactions (information obtained from Thomson Financial Securities Data). The companies involved in those transactions were:

                        Target/Acquirer

      1.    Pierre Foods, Inc./Investor Group
      2.    National Home Centers, Inc./Davain Neuman
      3.    Organic, Inc./Seneca Investments, LLC
      4.    Thermo Fibergen, Inc./Kadant, Inc.
      5.    Hawker Pacific Aerospace/Lufthansa Technik AG
      6.    Partsbase, Inc./Investor Group
      7.    Balanced Care Corp./IPC Advisors
      8.    Electric Lightwave, Inc./Citizens Communications Co.
      9.    Sandata Technologies, Inc./Sandata Acquisition Corp.
     10.    Allcity Insurance Co./Leucadia National Corp.
     11.    Ascent Media Group, Inc./Liberty Media Corp.
     12.    Moyco Technologies, Inc./Investor Group
     13.    Westerbeke Corp./Westerbeke Acquisition Corp.
     14.    Reeds Jewelers, Inc./Zimmer Family
     15.    Boyd Brothers Transportation, Inc./Investor Group
     16.    Bionova Holding Corp./Savia SA de CV

The premiums paid on each transaction are shown on Exhibit 8 to the Curtis Financial Opinion and they provide the statistical data used by Curtis Financial in coming to its professional conclusion. Each transaction, by itself, would not be meaningful, but using a large enough sample provides a reasonable or more reliable result. The premiums used in the Curtis Financial analysis are in the lower half of the range, but even if the median were used (approximately 40%), the implied value of the Company's shares would have been $5.18 (range $4.26-$5.18) which we believe would still be within the range of fair value. The data shows the premium of the offer price per share relative to the target company's stock price one day, one week and four weeks prior to the date of announcement of the transaction. The mean and median range of premiums paid to the target company's stock price one day, one week, and one month prior to announcement, were 42.9% and 43.2%, 45.8% and 38.4%, 41.4% and 42.5%, respectively, as shown on Exhibit 8 to Curtis Financial's Fairness Opinion and Addendum.

The latest trade prior to the opinion was $6.88 per share, while the average closing share price over the January 2004 to October 2004 period was $7.29. Curtis Financial utilized a share price of $7.50 and subtracted expected capital expenditures in 2005 of approximately $3.80 per share resulting in a net per share value of $3.70. Using a control premium of between 15% and 25% (given the Company's performance, Curtis Financial believes the premium would be at the low end of the indicated range) results in a reference range of values of between $4.26 and $4.63 per share.

A Control Premium is defined as "an amount (expressed in either dollar or percentage form) by which the value of a controlling interest exceeds the value of a non controlling interest in a business enterprise.
Stockholders holding a controlling interest in a company can determined the nature of the business; select management; enter into contracts; buy, sell and pledge assets; borrow money; issue and repurchase stock; register stock for a public offering; liquidate, sell or merge the company; set management compensation and perquisites; declare (or not declare) dividends, make capital distributions and control contracts and payments to third parties." Curtis Financial determined that a control premium of 15% to 25% was the most appropriate indicator based on its professional opinion.

Based upon and subject to the foregoing considerations and analysis, it is Curtis Financial's opinion that, as of the date of the opinion, the proposed cash consideration of $4.75 to be paid to the Minority Holders of the Company's Common Stock in connection with a contemplated reverse split is fair to them from a financial point of view.

The summary set forth above does not purport to be a complete description of the analysis presented by Curtis Financial. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Curtis Financial believes that selecting any portion of its analysis or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying its opinion. In arriving at its opinion, Curtis considered the results of all such analyses. The analyses performed by Curtis Financial are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold or the prices at which the shares may trade at any time in the future. Such analyses were prepared solely for the purposes of Curtis Financial providing its opinion to the Board as to the fairness, from a financial point of view, of the proposed cash consideration to be paid to the Minority Holders of the Company's Common Stock in connection with the contemplated Reverse Split.

Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, none of Curtis Financial, the Company, or any other person assumes responsibility if future results or actual values are materially different from those forecast. The foregoing summary does not purport to be a complete description of the analysis performed by Curtis Financial and is qualified by reference to the written opinion dated as of October 28, 2004 of Curtis Financial which is attached hereto as Exhibit D.

Pursuant to the terms of the Curtis Financial Engagement Letter, the Company has agreed to pay a fee of $38,000 to Curtis Financial for its services and for the rendering of its opinion. Professional services rendered after the opinion date are being billed at $350 per hour. In addition to any fees payable to Curtis Financial pursuant to the Engagement Letter, the Company has agreed to reimburse Curtis Financial for its reasonable out-of-pocket expenses in connection with its services and for the rendering of its opinion. Those expenses have been calculated by Curtis Financial to be $2,240. The Company has also agreed to indemnify Curtis Financial, its officers, directors, employees, agents (including its counsel), affiliates, successors and assigns, from and against certain liabilities, including liabilities under U.S. federal securities laws.
THE REPORT, OPINION OR APPRAISAL AS PREPARED BY CURTIS FINANCIAL WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF THE SUBJECT COMPANY OR AFFILIATE DURING REGULAR BUSINESS HOURS BY ANY INTERESTED EQUITY SECURITY HOLDER OF THE SUBJECT COMPANY OR REPRESENTATIVE WHO HAS BEEN SO DESIGNATED IN WRITING. A COPY OF THE SAID REPORT, OPINION OR APPRAISAL WILL BE TRANSMITTED BY THE SUBJECT COMPANY OR AFFILIATE TO ANY INTERESTED EQUITY SECURITY HOLDER OF THE SUBJECT COMPANY OR REPRESENTATIVE WHO HAS BEEN SO DESIGNATED IN WRITING UPON WRITTEN REQUEST AND AT THE EXPENSE OF THE REQUESTING SECURITY HOLDER.

12.     STOCKHOLDER ACCESS TO BOOKS AND RECORDS

The Company and its Board of Directors and executive officers have not made any provision for granting unaffiliated stockholders access to the Company's records, beyond the inspection and other rights that might be available under New Jersey law.

13.     FEDERAL INCOME TAX CONSEQUENCES

The following are the material federal income tax consequences of the Reverse Split to us and all of our stockholders. This discussion is based on the Internal Revenue Code, applicable Treasury regulations, administrative interpretations and court decisions in effect as of the date of this Information Statement, all of which may change, possibly with retroactive effect. Any such change could alter the tax consequences described below. The conclusions in the following summary are not binding on the Internal Revenue Service and no ruling has been or will be obtained from the Internal Revenue Service.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain of our stockholders in light of their particular circumstances. The discussion assumes that our stockholders hold their shares of our common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequence of the Reverse Split. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of stockholders, including:

-     financial institutions;

-     insurance companies;

-     tax-exempt organizations;

-     dealers in securities or currencies;
-     traders in securities that elect to mark-to-market;

- persons that hold our common stock as part of a hedge, straddle or conversion transaction;

-     persons who are considered foreign persons for U.S.
federal income tax purposes; and
- persons who do not hold their shares of our common stock as a capital asset.

Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the Reverse Split, including applicable federal, foreign, state and local tax consequences to you of the Reverse Split in light of your own particular circumstances.

The Company

It is intended that the Reverse Split constitute a "recapitalization" and hence a reorganization within the meaning of Section 368(a)(1)(E) of the Code, and the remainder of the discussion regarding federal income tax consequences assumes that the Reverse Split so qualifies. However, we have neither requested nor received a tax opinion from legal counsel, and no ruling has been or will be requested from the Internal Revenue Service with respect to the Reverse Split.

The Company will not recognize taxable income, gain or loss in connection with the Reverse Split.

Stockholders Who Receive Shares Of New Common Stock

A stockholder who receives only shares of New Common Stock in the transaction i.e., a stockholder who owns a number of shares of Old Common Stock equal to the product of 2,000 multiplied by a whole number) will not recognize gain or loss, or dividend income, as a result of the Reverse Split and the basis and holding period of such stockholder in shares of Old Common Stock will carry over as the basis and holding period of such stockholder's shares of New Common Stock.

A stockholder who receives both shares of New Common Stock and cash in the transaction (i.e., a stockholder who owns a number of shares of Old Common Stock which is greater than 2,000 and is not equal to the product of 2,000 multiplied by a whole number) will be treated as having exchanged a portion of his shares of Old Common
Stock for the shares of New Common Stock and as having had the balance of his Old Common Stock redeemed by us in exchange for the cash payment. The portion of the transaction treated as a cash redemption of a portion of the Old Common Stock will be a taxable transaction to such stockholder, the consequences of which are described below (see "Stockholders Who Receive Cash"). The portion of the transaction which is treated as an exchange of shares of Old Common Stock for shares of New Common Stock will not be a taxable transaction for the stockholder and the stockholder will, therefore, not recognize gain or loss, or dividend income on that portion of the transaction, and the basis and holding period of such stockholder in the portion of his shares of Old Common Stock exchanged for shares of New Common
Stock will carry over as the basis and holding period of such stockholder's shares of New Common Stock.

Stockholders Who Receive Cash

The receipt by a stockholder of cash in lieu of fractional shares of New Common Stock pursuant to the Reverse Split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by
Section 302 of the Code and, depending on a stockholder's situation, will be taxed as either:

(a) A sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's tax basis for the redeemed shares; or

(b) A cash distribution which is treated: (i) first, as a taxable dividend to the extent the Company has either accumulated earnings and profits as computed for U.S. federal income tax purposes through the date of the Reverse Split or current earnings and profits for the tax year in which the Reverse Split occurs; (ii) then as a tax-free return of capital to the extent of the stockholder's tax basis in the redeemed shares, and
(iii) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss and will be long-term if, at the time of the Reverse Split, the stockholder has held the shares of common stock for more than one year. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income. Under Section 302 of the Code, a stockholder who receives only cash in the Reverse Split (i.e., owns fewer than 2,000 shares of Old Common Stock) and does not constructively own any shares of New Common Stock after the Reverse Split, will have his interest in the Company completely terminated by the Reverse Split and will therefore receive sale or exchange treatment on his Old Common Stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's tax basis for his Old Common Stock.

A stockholder who receives cash in the Reverse Split and immediately after the Reverse Split actually or constructively owns shares of New Common Stock, must compare (X) his percentage ownership immediately before the Reverse Split with (Y) his percentage ownership immediately after the Reverse Split. This comparison will allow a stockholder to determine whether or not the receipt of cash is "substantially disproportionate" or "not essentially equivalent to a dividend" (as those terms are defined in Section 302 of the Code) with respect to such stockholder and thus treated as a sale or exchange under
Section 302 of the Code. You should consult your own tax advisor as to the application of those rules (including the attribution rules) to your particular circumstances.

Tax Withholding

Noncorporate stockholders of the Company may be subject to backup withholding at a rate of 28% on cash payments received in the Reverse Split. Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W9 included in the Letter of Transmittal, (2) who provides a certificate of foreign status on an appropriate Form W8, or
(3) who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct taxpayer identification number on Form W9 may be subject to a $50 penalty imposed by the Internal Revenue Service.
As stated above, the preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the
Reverse Split. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the Reverse Split, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of proposed changes in the tax laws.

V.     OTHER INFORMATION

INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Anderson L. McCabe, 49 years old, is Director, President, Chief Executive Officer and Chief Financial Officer of the Company and its manufacturing subsidiary. He graduated from the University of South Carolina in 1977 and received a B.S. in Chemical Engineering. From 1977 to 1985, he was employed by United Engineers and Constructors, Inc., a subsidiary of Raytheon Corporation as Process Engineer with managerial responsibilities. In 1986 he became President of the Company.

Arthur J. Kania, 72 years old, is Director, Secretary and
Treasurer of the Company. He is not active in the day-to-day operations of the Company or its manufacturing subsidiary. Mr. Kania's principal occupations during the past five years have been as Principal of Trikan Associates (real estate ownership and management investment firm); as a partner of the law firm of Kania, Lindner, Lasak and Feeney; and as Chairman of Advanced Voting Solutions, Inc. (Voting Equipment and Systems Company).

Arthur J. Kania, Jr., 49 years old, is a Director of the Company.
During the past five years he has been a principal of Trikan Associates (real estate ownership and management investment firm) and Vice President of Newtown Street Road Associates (Real Estate Ownership and Management).

All directors and executive officers are related parties. Arthur J. Kania is the father-in-law of Anderson L. McCabe, the father of Arthur
J. Kania, Jr. and the Grantor of the Arthur J. Kania Trust which is the majority stockholder of the Company.

None of the above listed directors and officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors.) None of the above listed directors and officers was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the above listed directors and officers are citizens of the United States of America.

INTEREST IN SECURITIES OF THE COMPANY

Set forth below is information with respect to each person, entity or group
known to have been the beneficial owner of more than 5% of the Company's
Old
Common Stock, its sole voting class of securities, as of the Record Date.
Name and Address of     Shares          Percent   Pro Forma
   Beneficial Owner     Beneficially       of     Post Reverse Stock Split
                        Owned (1)       Class     Sh. Owned    Percent (2)

Arthur J. Kania Trust      510,853       66%          255             88%
Suite 525
Two Bala Plaza
333 City Ave.
Bala Cynwyd, PA 19004

Set forth below is information with respect to shares of each class of voting equity security of the Company beneficially owned by the directors and executive officers of the Company as of the Record Date.

Name and Address of     Shares          Percent   Pro Forma
   Beneficial Owner     Beneficially       of     Post Reverse Stock Split
                        Owned (1)       Class  Sh. Owned    Percent (2)
Company Old Common Stock

Arthur J. Kania (3)         23,723        3%           11
3.8%

Arthur J. Kania, Jr. (3)         0        0%            0
0%
Suite 525
Two Bala Plaza
333 City Ave.
Bala Cynwyd, PA 19004

Anderson L. McCabe (3)       1,064        .1%           0
0%
1912 Bannard Street
Princeton, NJ  080770221
All Officers and
   Directors                24,787        3.1%         11
3.8%

(1) Except as otherwise indicated, the beneficial owner of the shares exercises sole voting and investment powers. The address of each of the officers and directors is c/o Opt Sciences Corporation, 1912 Bannard Street, Post Office Box 221, Riverton, New Jersey 080770221.

(2) Percentages are calculated on the basis of the estimated amount of outstanding securities. No affiliated person or group has the right to acquire within 60 days any Company security pursuant to option, conversion privileges, or other rights to acquire Company securities.

(3) Shares owned does not include the 510,853 shares owned by the Arthur J. Kania Trust (66%). Arthur J. Kania is the grantor of the trust; Arthur J. Kania, Jr. is a beneficiary of the trust; and Anderson L. McCabe is married to a beneficiary of the trust. All such persons disclaim any right to vote the shares owned by the trust.

LACK OF APPRAISAL RIGHTS

New Jersey law permits appraisal rights only if the Certificate of Incorporation so provides or in connection with a merger or sale of substantially all of the assets of a company. The Company's Certificate of Incorporation does not contain such a provision, and, therefore, there are no appraisal rights for the Company's stockholders in connection with the Reverse Split. However, other rights or actions under common law may or may not exist for stockholders who believe they may be aggrieved by the Reverse Split. If such rights or actions exist, their nature and the extent of such rights or actions are uncertain and may vary depending upon facts or circumstances. Stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

                          SUMMARY FINANCIAL INFORMATION

Summary Historical and Pro Forma Financial Information

         The following summary of historical and pro forma financial data was derived from Opt Science's audited financial statements as of and for the fiscal year ended November 1, 2003, and from Opt Science's unaudited interim financial statements as of and for the nine months ended July 31, 2004, with the interim financial statements then being adjusted to give effect to the cash payments anticipated to be made in connection with the Reverse Split. This financial information is only a summary and should be read in conjunction with the financial statements of OPT Sciences, including the notes thereto, and other financial information contained in Opt Science's Annual Report on Form 10-KSB for the fiscal year ended
November 1, 2003 and Quarterly Report on Form 10-QSB for the nine months ended July 31, 2004 which information is incorporated by reference in this Information Statement. The complete financial statements, together with a copy of Management's Discussion and Analysis of Financial Conditions and Results of Operation for the fiscal year ended
November 1, 2003 and for the nine month period ending July 31, 2004, are attached hereto as Exhibits "A" and "B".

         The pro forma financial statements give effect to the Reverse Split as if it had occurred on or before July 31, 2004, and are based on the assumption that an aggregate of approximately 213,000 shares will result in fractional shares and will be purchased by Opt Sciences for approximately $1,012,000,with
$84,000 of costs incurred. This $84,000 of costs will reduce income for the year and is reflected on the pro forma income statement for July 31, 2004. Also reflected is a reduction in income taxes of $14,300 due to these additional costs. The $1,012,000 for cash in lieu of fractional shares will not affect net income, but will be accounted for as a reduction in cash and a corresponding reduction in stockholders' equity as reflected in the pro forma balance sheet for July 31,2004. The $84,000 of costs along with the $14,300 reduction in income taxes similarly reduces cash and stockholders' equity on the pro forma balance sheet for July 31, 2004,so that the total reduction in cash and stockholders' equity as a result of the Reverse Split is shown to equal $1,081,700. The pro forma information set forth below is not necessarily indicative of what Opt Science's actual financial position would have been had the Reverse Split been consummated as of the above referenced date or of the financial position that may be reported by Opt Sciences in the future.


Condensed Statements of Operations Data
                                   (Unaudited)   Proforma    (Unaudited)
                     Year ended    Nine months   reverse      Proforma
                     November 1,   ended July 31   stock      July 31,
                        2003           2004        split      2004

Gross Revenue      $3,828,169    $2,859,647                 $2,859,647
Cost of sales       3,209,446     2,428,026                  2,428,026
Gross profit       $  638,723    $  431,621                 $  431,621
                   ==========    ==========                 ==========

Net income (loss)  $   62,257    $   42,791   $ (69,700)   $  (26,909)
                   ==========    ==========   ==========    ==========

Condensed Balance Sheet Data
                                          (Unaudited)     Proforma  (Unaudited)
                Year ended    Year ended   Nine months    reverse    Proforma
                November 2,   November 1,  ended July 31  stock      July 31,
                   2002         2003          2004        split        2004

Gross Revenue    4,191,377    $3,828,169   $2,859,647               $2,859,647
Cost of sales    3,461,568     3,209,446    2,428,026                2,428,026
Gross profit       729,809    $  638,723   $  431,621               $  431,621
                 =========    ==========   ==========               ==========

Net income
   (loss)       $  109,967     $  62,257   $   42,791  $ (69,700)  $  (26,909)
                ==========    ==========   ==========  ==========

Net income per
   share            $0.14        $0.08         $0.06                $  (96.10)

Condensed Balance Sheet Data
                                                        Proforma    (Unaudited)
                            (Unaudited)                 reverse       Proforma
                November 2,  November 1      July 31     stock         July 31
                  2002         2003           2004        split           2004

Assets
Current assets   $6,603,199  $6,496,834   6,530,610   $(1,081,700)   $5,448,910
Other assets      1,171,182   1,105,556   1,011,300                   1,011,300

Total assets     $7,774,381  $7,602,390    $7,541,910                $6,460,210
                ===========  ==========    ==========                ==========

Liabilities and
   stockholders' equity
Current
    liabilities  $  559,211  $  264,983    $  206,107                $  206,107
Stockholders'
    equity:       7,215,170   7,337,407     7,335,803 $(1,081,700)   $6,254,103
Total liabilities
   and stockholder's
   equity        $7,774,381  $7,602,390    $7,541,910                $6,460,210
                ===========  ==========    ==========                ==========

Book Value per
    Share       $   9.30        $9.46       $9.46                    $22,256.59

PUBLICLY AVAILABLE INFORMATION

The Company is currently required to file reports and other information with the SEC under the Exchange Act. Copies of these reports and other information are available at the SEC's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. These filings can also be viewed at the SEC's website at http://www.sec.gov.

STOCKHOLDERS ARE ENCOURAGED TO REVIEW THE
INFORMATION CONTAINED IN THIS INFORMATION
STATEMENT AS WELL AS THE FINANCIAL STATEMENTS AND
OTHER INFORMATION ATTACHED HERETO.

VI. LIST OF EXHIBITS (All of which are incorporated into this Information Statement by Reference)

         A.  Form 10-KSB for the period ending November 1, 2003
         B.  Form 10-QSB for the period ending July 31, 2004
         C.  Certificate of Amendment to Certificate of Incorporation
         D.  Fairness Opinion and Addendum of Curtis Financial LLC
         E.  Transmittal Letter